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                                                                 EXHIBIT (8)(aa)
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                                SERVICE CONTRACT

With Respect to Service Class 2 shares of:

( ) Variable Insurance Products Fund - Money Market Portfolio
( ) Variable Insurance Products Fund - High Income Portfolio
( ) Variable Insurance Products Fund - Equity-Income Portfolio
( ) Variable Insurance Products Fund - Growth Portfolio
( ) Variable Insurance Products Fund - Overseas Portfolio
( ) Variable Insurance Products Fund II - Investment Grade Bond Portfolio
( ) Variable Insurance Products Fund II - Asset Manager Portfolio
( ) Variable Insurance Products Fund II - Contrafund Portfolio
( ) Variable Insurance Products Fund II - Index 500 Portfolio
( ) Variable Insurance Products Fund II - Asset Manager: Growth Portfolio
( ) Variable Insurance Products Fund III - Growth Opportunities Portfolio
( ) Variable Insurance Products Fund III - Balanced Portfolio
( ) Variable Insurance Products Fund III - Growth & Income Portfolio
( ) Variable Insurance Products Fund III - Mid Cap Portfolio

To Fidelity Distributors Corporation:

We desire to enter into a Contract with you for activities in connection with
(i) the distribution of shares of the funds noted above (the "Funds") of which you are the principal underwriter as defined in the Investment Company Act of 1940 (the "Act") and for which you are the agent for the continuous distribution of shares, and (ii) the servicing of holders of shares of the Funds and existing and prospective holders of Variable Products (as defined below).

THE TERMS AND CONDITIONS OF THIS CONTRACT ARE AS FOLLOWS:

1. We shall provide distribution and certain shareholder services for our clients who own or are considering the purchase of variable annuity contracts or variable life insurance policies for which shares of the Funds are available as underlying investment options ("Variable Products"), which services may include, without limitation, answering questions about the Funds from owners of Variable Products; receiving and answering correspondence (including requests for prospectuses and statements of additional information for the Funds); performing sub-accounting with respect to Variable Products' values allocated to the Funds; preparing, printing and distributing reports of values to owners of Variable Products who have contract values allocated to the Funds; printing and distributing prospectuses, statements of additional information, any supplements to prospectuses and statements of additional information, and shareholder reports; preparing, printing and distributing marketing materials for Variable Products; assisting customers in completing applications for Variable Products and selecting underlying mutual fund investment options; preparing, printing and distributing subaccount performance figures for subaccounts investing in Fund shares; and providing other reasonable assistance in connection with the distribution of Fund shares to insurers.

2. We shall provide such office space and equipment, telephone facilities and personnel (which may be all or any part of the space, equipment and facilities currently used in our business, or all or any personnel employed by us) as is necessary or beneficial for us to provide information and services to existing and prospective owners of Variable Products, and to assist you in providing services with respect to Variable Products.

3. We agree to indemnify and hold you, the Funds, and the agents and affiliates of each, harmless from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions, of or by us or our officers, employees or agents regarding the purchase, redemption, transfer or registration of Fund shares that underlie Variable Products of our clients.
Such indemnification shall survive the termination of this Contract.

          Neither we nor any of our officers, employees or agents are authorized to make any representation concerning Fund shares except those contained in the registration statement or prospectus for the Fund shares, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund or its designee or by you, except with the permission of the Fund or you or the designee of either.

4. In consideration of the services and facilities described herein, we shall be entitled to receive, and you shall pay or cause to be paid to us, fees at an annual rate as set forth on the accompanying fee schedule. We understand that the payment of such fees has been authorized pursuant to, and shall be paid in accordance with, a Distribution and Service Plan approved by the Board of Trustees of the applicable Fund, by those Trustees who are not "interested persons" of the Fund (as defined
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in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Distribution and Service Plan or in any agreements related to the Distribution and Service Plan ("Qualified Trustees"), and by shareholders of such class; and that such fees are subject to change during the term of this Contract and shall be paid only so long as this Contract is in effect. We also understand and agree that, notwithstanding anything to the contrary, if at any time payment of all such fees would, in your reasonable determination, conflict with the limitations on sales or service charges set forth in Section 2830(d) of the NASD Conduct Rules, then such fees shall not be paid; provided that in such event each Fund's Board of Trustees may, but is not required to, establish procedures to pay such fees, or a portion thereof, in such manner and amount as they shall deem appropriate.

5. We agree to conduct our activities in accordance with any applicable federal or state laws and regulations, including securities laws and any obligation thereunder to disclose to our clients the receipt of fees in connection with their investment in Variable Products.

6. This Contract shall continue in force for one year from the effective date (see below), and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically subject to termination without penalty at any time if a majority of each Fund's Qualified Trustees or a majority of the outstanding voting securities (as defined in the 1940 Act) of the applicable class vote to terminate or not to continue the Distribution and Service Plan. Either of us also may cancel this Contract without penalty upon telephonic or written notice to the other; and upon telephonic or written notice to us, you may also amend or change any provision of this Contract. This Contract will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

7. All communications to you shall be sent to you at your offices, 82 Devonshire Street, Boston, MA 02109. Any notice to us shall be duly given if mailed or telegraphed to us at the address shown in this Contract.

8. This Contract shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

Very truly yours,

By:  ________________________________
Name:  ________________________________
Title:  ________________________________
Qualified Recipient:  ______________________
An affiliate of:  AMERICAN GENERAL LIFE INSURANCE COMPANY

____________________________________________________
Street

____________________________________________________
City                      State         Zip Code

Date:  ______________________________

FIDELITY DISTRIBUTORS CORPORATION

By:  ______________________________________
     Eric D. Roiter

NOTE: Please return TWO signed copies of this Service Contract to Fidelity Distributors Corporation. Upon acceptance, one countersigned copy will be returned to you.

FOR INTERNAL USE ONLY:
EFFECTIVE DATE:  ___________________
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                    FEE SCHEDULE FOR QUALIFIED RECIPIENTS OF

Variable Insurance Products Fund - Money Market Portfolio
Variable Insurance Products Fund - High Income Portfolio
Variable Insurance Products Fund - Equity-Income Portfolio
Variable Insurance Products Fund - Growth Portfolio
Variable Insurance Products Fund - Overseas Portfolio
Variable Insurance Products Fund II - Investment Grade Bond Portfolio Variable Insurance Products Fund II - Asset Manager Portfolio Variable Insurance Products Fund II - Contrafund Portfolio
Variable Insurance Products Fund II - Index 500 Portfolio
Variable Insurance Products Fund II - Asset Manager: Growth Portfolio Variable Insurance Products Fund III - Growth Opportunities Portfolio Variable Insurance Products Fund III - Balanced Portfolio
Variable Insurance Products Fund III - Growth & Income Portfolio Variable Insurance Products Fund III - Mid Cap Portfolio

  (1) Those who have signed the Service Contract and who render distribution, administrative support and recordkeeping services as described in paragraph 1 of the Service Contract will hereafter be referred to as "Qualified Recipients."

  (2) A Qualified Recipient providing services pursuant to the Service Contract will be paid a monthly fee at an annualized rate of 25 basis points of the average aggregate net assets of its clients invested in Service Class 2 shares of the Funds listed above.

  (3) In addition, a Qualified Recipient providing services pursuant to the Service Contract will be paid a quarterly fee at an annualized rate of __ basis points of the average aggregate net assets of its clients invested in Service Class 2 shares of the Funds listed above, excluding the Money Market and Index 500 Portfolios. In order to be assured of receiving full payment under this paragraph (3) for a given calendar quarter, a Qualified Recipient must have insurance company clients with a minimum of $100 million of average net assets in the aggregate in the Funds listed below. For any calendar quarter during which assets in these Funds are in the aggregate less than $100 million, the amount of qualifying assets may be considered to be zero for the purpose of computing the payments due under this paragraph (3), and the payments under this paragraph (3) may be reduced or eliminated.

Variable Insurance Products Fund - Equity-Income Portfolio
Variable Insurance Products Fund - Growth Portfolio
Variable Insurance Products Fund - Overseas Portfolio
Variable Insurance Products Fund II - Asset Manager Portfolio
Variable Insurance Products Fund II - Contrafund Portfolio
Variable Insurance Products Fund II - Asset Manager: Growth Portfolio Variable Insurance Products Fund III - Growth Opportunities Portfolio Variable Insurance Products Fund III - Balanced Portfolio
Variable Insurance Products Fund III - Growth & Income Portfolio
Variable Insurance Products Fund III - Mid Cap Portfolio

  (4) Recipient acknowledges and understands that the fee rate in paragraph (3) of this Fee Schedule ("Rate Information") is to remain confidential, and that this confidentiality is of great value and importance to the success of the business of Fidelity Distributors and/or its affiliates ("Fidelity"). Recipient agrees to use its best efforts (the same being not less than that employed to protect its own confidential information) to safeguard the Rate Information and to prevent the unauthorized, negligent or inadvertent disclosure thereof. Recipient shall not, without the prior written approval of an officer of Fidelity, directly or indirectly, disclose the Rate Information to any person or business entity except for a limited number of employees, attorneys, accountants and other advisors of the Recipient and its affiliates on a need-to-know basis. Recipient shall be liable under this agreement to Fidelity for any disclosure in violation of this agreement by its or its affiliates' employees, attorneys, accountants or other advisors or agents, even if such person(s) no longer have employment or other relationship(s) with Recipient. Recipient further acknowledges and understands that the disclosure of the Rate Information in any manner inconsistent with this agreement will cause Fidelity irreparable damage. Fidelity shall have the right to equitable and injunctive relief to prevent such unauthorized, negligent or inadvertent disclosure, as well as the right to recover the amount of all such damage (including attorneys' fees and expenses) to Fidelity resulting from, and to obtain any other available remedies in connection with, such unauthorized, negligent or inadvertent disclosure. Recipient shall not have any obligations under this paragraph (4) with respect to the extent that the Rate Information is: (a) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of Recipient; (b) subsequently
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disclosed to Recipient or its affiliates on a non-confidential basis by a third party not having a confidential relationship with Fidelity which rightfully acquired such information; or (c) legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided Company provides prompt notice of any such subpoena, order, etc. to Fidelity so that Fidelity will have the opportunity to obtain a protective order. The Recipient's obligation not to disclose the Rate Information shall survive any termination of the Service Contract, as it may be amended, for a period of ten
(10) years.